CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is effectively dated June 1st, 2005 (the "Effective Date") by and between Ignition Technologies, Inc. DBA Mobile Gaming Now ("Client") and Don Currie ~~DBA ______________~~ ("Consultants").

     Whereas, Consultants had special knowledge and expertise that is of interest to Client and, therefore, desires to retain Consultants as an independent contractor; and

     Whereas, is Consultants are willing and able to serve in that capacity and provide the defined services.

In consideration of the mutual promises and agreements contained herein, the parties agree as follows:

1. SERVICES AND COMPENSATION

     1.1 Consultants shall diligently and professionally perform the consulting services and duties defined in Exhibit A and as determined from time to time by Consultants and the Client (the "Services"). The Consultants shall communicate with Client by interfacing directly with any representative designated by client.

     1.2 In return for rendering the Services pursuant to this Agreement, Consultants shall receive compensation as defined in Exhibit B and as determined from time to time by Consultants and Client. Consultants will be reimbursed for all pre-approved and/or reasonable out-of-pocket business expenses incurred by Consultants in providing the Services under this Agreement within 30 days after receipt by Client from Consultants of an itemized expense voucher, in a form prescribed by Client, together with receipts or other proof of such expenses reasonably satisfactory to Client.

2. CONFIDENTIALITY

     2.1 "Confidential Information" means any Client proprietary information, trade secrets or know-how, including, but not limited to, research, product and production plans, products, services, software, finances or other business information disclosed by Client either directly or indirectly in writing or orally. Confidential Information does not include information which (a) is known to Consultants at the time of disclosure to Consultants by Client as evidenced by written records of Consultants, (b) has become publicly known and made generally available through no wrongful act of Consultants, or (c) has been rightfully received by Consultants from a third party who is authorized to make such disclosure.

     2.2 Consultants will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultants has an agreement or duty to keep in confidence information acquired by Consultants, if any, and that Consultants will not bring onto Client's premises any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

     2.3 Consultants recognize that Client has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Client's part to maintain the confidentiality of such information and to use it only for certain limited purposes. agrees that Consultants owes Client and such third parties, during the term of this Agreement and Consultants thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Client consistent with Client's agreement with such third party.

     2.4 Upon the termination of this Agreement, Consultants will deliver to Client all of Client's property or Confidential Information that Advisor may have in Consultants possession or control.

3. OWNERSHIP OF WORK PRODUCT

     Consultants hereby agrees to assign to Client all right, title and interest in and to any work product created by Consultants, or to which Consultants contributes, pursuant to this Agreement (the "Work Product"), including all patents, copyrights, trademarks and other intellectual property rights contained therein, and as such any and all work performed hereunder is considered a "work-for-hire". Consultants agrees to execute, at Client's request and expense, all documents and other instruments necessary to effectuate such assignment, including without limitation, a copyright or patent assignment. In the event that Consultants does not, for any reason, execute such documents within a reasonable time of Client's request, Consultants hereby irrevocably appoints Client as attorney-in-fact Consultants for the purpose of executing such documents on Consultants behalf, which appointment is coupled with an interest.

4. REPRESENTATION

     Consultants represents that he has the right and unrestricted ability to provide the Services described in this Agreement to Client, and that Consultants performance of this Agreement and the Services does not and will not breach or conflict with any laws, agreements or other arrangements to which Consultants is or becomes a party. Consultants represents that this Agreement and the performance of Services will not violate the guidelines or policies of any employer.

5. RELEASE

     Should Client permit Consultants to use any of Client's equipment, tools or facilities during the term of this Agreement, such permission will be gratuitous and Consultants shall indemnify and hold harmless Client and its officers, directors, agents and employees from and against any claim, loss expense or judgment of injury to person or property (including death) arising out of or relating to Consultants' use of any such equipment, tools or facilities.

6. TERM AND TERMINATION

     6.1 The initial term of this Agreement shall be for ninety (90) days from the Effective Date, unless terminated earlier. The contract will renew automatically for an additional ninety (90) day term, under the same terms unless its mutually agreed to change the terms.

     6.2 Client or Consultants may terminate this Agreement, without cause, upon giving ninety (30) days prior written notice. Should Client determine that Consultants has materially breached any term or condition of this Agreement, or acted in a negligent manner or with willful misconduct, Client shall have the right to immediately terminate Consultants without prior notice.

     6.3 Upon such termination all rights and duties of the parties toward each other shall cease except:

          (a) that within 30 days of the effective date of termination, Client shall be obliged to pay all amounts owing to Consultants for Services and related expenses not covered by any amounts paid to Consultants as a retainer, or Consultants shall be obliged to return to Client any amount paid to Consultants as a retainer that is not owed against Services.

          (b) Sections 2 (Confidentiality), 3 (Ownership) and 8 (Independent Contractors) shall survive termination of this Agreement.

7. ASSIGNMENT

     Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Advisor without the express written consent of Client.

8. INDEPENDENT CONTRACTOR

     8.1 Consultants relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to; create a partnership, agency, joint venture or employment relationship. Consultants will not be entitled to any of the benefits, which Client may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Consultants is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. No part of Consultants' compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultants by filing the appropriate form with the Internal Revenue Service as required by law.

     8.2 Consultants are not authorized to make any representation, contract or commitment on behalf of Client unless specifically requested or authorized to do so by a Client officer.

9. ARBITRATION AND EQUITABLE RELIEF

     9.1 Except as provided in Section 9.2 below, Client and Consultants agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in King County, Washington, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction. Consultants shall pay $500 towards the costs and expenses of such arbitration and the Client shall pay the remaining amount. Each shall separately pay its respective counsel fees and expenses.

     9.2 Consultants agree that it would be impossible or inadequate to measure and calculate Client's damages from any breach of the covenants set forth in Sections 2 or 3 herein. Accordingly, Consultants agrees that if Consultants breaches Sections 2 or 3, Client will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultants further agree that no bond or other security shall be required in obtaining such equitable relief and Consultants hereby consents to the issuances of such injunction and to the ordering of such specific performance.

10. NON-INTERFERENCE WITH BUSINESS

     During this Agreement, and for a period of one (1) year immediately following its termination, Consultants agrees not to interfere with the business of Client in any manner. By way of example and not of limitation, Consultants agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Client, or to accept Consultants or employment with another entity that would be considered a competitor of Client.

11. GOVERNING LAW

     This Agreement shall be governed by the laws of the State of Washington. The parties consent to the jurisdiction of and venue in any appropriate court in King County, Washington.

12. SUCCESSORS AND ASSIGNS

     Consultants may subcontract or otherwise delegate its obligations tinder this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client's successors and assigns, and will be binding on Consultants' assignees.

13. NOTICES

     Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon receiving party's acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

14. SEVERABILI TY

     Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

15. WAIVER

     The waiver by Client of a breach of any provision of this Agreement by Consultants shall not operate or be construed as a waiver of any other or subsequent breach by Consultants.

Executed as of

Ignition Technologies, Inc     DON CURRIE
DBA: Mobile Gaming Now     DBA:

X	/s/ Daniel C. Goldman	X	/s/ Don Currie
By:	Daniel C. Goldman	By:	Don Currie
Title:	President	Title:	President

Address:	Address
938 N 200th Suite B	2923 W 31st Ave
Shoreline, WA 98133	Vancouver, BC V6C 2A5

EXHIBIT A

DESCRIPTION OF CONSULTANTS SERVICES

The Consultant will consult with the Client for providing the following services: AS ITS Interim Vice President of Investor Relations.

1.
Corporate & Business Development Planning: Consultants will assist management with the development of strategic plan develop alliances through identification of appropriate strategic partners, contract negotiation, development of business model, due diligence of potential partners, technology licensing, deal structuring negotiations and communication with partners.

2.
Implement Corporate Development Plan: Consultants will manage new initiatives on behalf of the Client, and provide strategic leadership and good management to ensure that the Client continues to meet milestones and business plan objectives. Ongoing project leadership on various tasks initially encompassing website development, potential partner research, and international licensing. Develop and promote client brand and product positioning including key benefits and product differentiators.

3.
Advisory Board Development: Consultants will develop an advisory board of potential investors and industry mavens to enhance Client's image and provide key marketing and business development introductions to support product roll out strategies. Assist with strategy for press relations including the planning and development of press releases and development of a full media kit.

4.
Corporate Advisors Relations: Maintain companies' professional relationships with key service providers including legal, accounting, banking, marketing and public relations. Provide consultation with key advisors on new or revised initiatives of the Client as applicable.

5.	Investor Relations: Consultants will establish a investor relations plan and infrastructure for tracking all communications, contacts and annual and quarterly reports.

6.	Recruiting: Consultants will identify and present candidates to fill client's open positions.

7.	Debt Financing: Consultants will work to secure debt financing for inventory, accounts receivable, land, buildings and other tangible assets of the Client.

8.
Equity Financing: Consultants will work and assist client to secure around of financing to support operations, marketing and business development opportunities. Fundraising efforts will include locating and generating meetings with potential individual and institutional investors. Develop and maintain fundraising documents including the business plan, PowerPoint presentations, due diligence materials and the like. Locate and recruit fundraising professionals to assist in the companies financing efforts.

EXHIBIT B

COMPENSATION

1.	Initial Retainer: Upon engagement, Client shall pay Consultants a non-refundable engagement fee of $5,000 to be used as payment for compensation earned below payable on June 30th.

2.

Monthly Compensation: The Consultants is to receive compensation of $5,000 to be invoiced and paid monthly as earned for all services provided unless otherwise specially compensated below. It is estimated the Consultants will provide on average a minimum of 40 hours a month of services. This amount may be more or less depending on the needs of the Client.

3.

Bonus Compensation: The Consultants is to receive strictly subjective bonuses based on the contact person's assessment of the Consultants' performance. Bonuses will compensate Consultants for outstanding performance or accomplishment of additional special projects, goals and objectives as agreed assigned by the contact personal.